FOR IMMEDIATE RELEASE

Contact:

Snyder Communications, Inc.       American List Corp.   Dewe Rogerson Inc.
Clay Perfall                      Martin Lerner         Jeffrey Luth
Chief Financial Officer           President             Media:  Kathryn Corbett
(301) 571-6270                    (516) 248-6100        (212) 688-6840



                    SNYDER COMMUNICATIONS AND AMERICAN LIST FURNISH
                   ADDITIONAL INFORMATION REGARDING MERGER AGREEMENT

(BETHESDA, MD, March 19, 1997) - Snyder Communications, Inc. (NYSE: SNC) and American List Corp. (AMEX: AMZ) furnish the following additional information with respect to the number of shares of common stock of Snyder to be issued for each share of American List in connection with the previously announced merger. In the event that the average trading price of Snyder common stock for the twenty-day period ending on the third day prior to the closing (the "Average Trading Price") equals or exceeds $32.00, one share of Snyder common stock will be issued for each share of American List common stock. In the event that the Average Trading Price equals or exceeds $28.00 but is less than $32.00, the number of shares of Snyder common stock issuable for each share of American List common stock will equal the quotient of $32.00 divided by the Average Trading Price. In the event that the Average Trading Price equals or exceeds $26.00 but is less than $28.00, 1.14 shares of Snyder common stock will be issuable for each share of American List common stock. In the event that the Average Trading Price is less than $26.00 and the merger agreement is not otherwise terminated in accordance with its terms, the number of shares of Snyder common stock issuable for each share of American List common stock will equal the quotient of $29.71 divided by the Average Trading Price.

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